Exhibit 99.1

CIRCLE8 GROUP ELIMINATES $35 MILLION CONVERTIBLE SELLER’S NOTE THROUGH DEFINITIVE SETTLEMENT AGREEMENT WITH SPP CREDIT ADVISORS

Settlement Resolves Litigation and Legacy Financing Matters, Simplifies Capital Structure and Enhances Financial Flexibility

ENGLEWOOD CLIFFS, N.J. – August 10, 2026 – Circle8 Group, Inc. (Nasdaq: CIRC) (“Circle8” or the “Company”) today announced that it has executed a definitive settlement agreement with SPP Credit Advisors, LLC (“SPP”), resolving all outstanding litigation between the parties, releasing, cancelling and discharging the Company’s $35 million Convertible Seller’s Note due March 2027 and substantially restructuring the Company’s remaining legacy financing arrangements with SPP.

The definitive settlement agreement cures existing defaults under the Company’s obligations to SPP, restores the remaining indebtedness to its contractual non-default interest rate, eliminates default interest and establishes an orderly framework for repayment of the remaining indebtedness. Collectively, these actions strengthen the Company’s balance sheet, simplify its capital structure and enhance financial flexibility as the Company focuses on improving operating performance, expanding margins, strengthening cash flow and executing its long-term strategic priorities.

Key Settlement Highlights

●	Release, Cancellation and Discharge of the Company’s $35 Million Convertible Seller’s Note due March 2027, eliminating all associated future stock conversion rights and potential equity dilution.

●	Resolution of All Outstanding Litigation and Existing Defaults, including dismissal of the Delaware and New York litigation and mutual releases among the parties.

●	Capital Structure Protection Through Irrevocable Share Retirement Rights. As part of the transaction, SPP will grant the Company an irrevocable option to purchase all approximately 21.9 million existing shares currently owned by SPP for $0.0001 per share, providing the Company with the unconditional right to retire those shares. Simultaneously, the Company will issue approximately 21.9 million newly issued registered shares to SPP.

●	Immediate Relinquishment of Shareholder Rights. Effective upon closing, SPP will irrevocably relinquish all voting, dividend and other shareholder rights associated with the existing shares pending their retirement.

●	Elimination of Default Interest and restoration of the remaining indebtedness to its contractual non-default interest rate

●	Approximately 18-Month Orderly Share Disposition Framework designed to facilitate repayment obligations while supporting an orderly market for the Company’s common stock.

●	Enhanced Financial Flexibility operational improvements, margin expansion, stronger cash flow and the Company’s broader capital structure initiatives.

As part of the transaction, the Company’s existing $35 million Convertible Seller’s Note has been released, cancelled and discharged, eliminating all obligations and future conversion rights associated with that instrument.

The agreement also establishes an approximately 18-month orderly share disposition framework under which shares used to satisfy the remaining SPP indebtedness may be sold in an orderly manner. Upon repayment of the remaining indebtedness, whether through share sales, refinancing or otherwise, any remaining shares will be returned to the Company in accordance with the terms of the definitive settlement agreement.

““This definitive settlement agreement represents an important turning point for Circle8,” said Guus Franke, Chief Executive Officer of Circle8 Group. “By resolving these legacy financing matters, eliminating our $35 million Convertible Seller’s Note and substantially simplifying our capital structure, we have strengthened our financial position and removed a major source of uncertainty. With these legacy matters behind us, we can direct our attention and resources toward building a stronger, more profitable company and creating long-term shareholder value and focus on strategic acquisitions.”

With the definitive settlement agreement now executed, Circle8 is focused on improving operating performance, expanding margins and strengthening cash flow, while continuing to enhance management accountability, corporate governance and financial discipline across the organization. The Company also continues to evaluate and pursue opportunities to optimize its capital structure, including the refinancing of Lyneer Staffing’s senior asset-based lending facility, as it positions itself to execute its long-term growth strategy.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding implementation of the definitive settlement agreement, repayment of the remaining indebtedness, the refinancing of Lyneer Staffing’s senior credit facility, the Company’s strategic initiatives, acquisition opportunities, future operating performance and the expected impact of the definitive settlement agreement on the Company’s capital structure, financial flexibility and long-term growth. Actual results may differ materially. The Company undertakes no obligation to update forward-looking statements except as required by law.

Investor Contact

Kevin Murphy
Chief Financial Officer
kmurphy@atlantic-international.com